EXHIBIT 99.4

                                OFFER TO EXCHANGE
                          5.375% SENIOR NOTES DUE 2007
                           6.25% SENIOR NOTES DUE 2012
                  (REGISTERED UNDER THE SECURITIES ACT OF 1933)
                           FOR ANY AND ALL OUTSTANDING
                          5.375% SENIOR NOTES DUE 2007
                           6.25% SENIOR NOTES DUE 2012
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.

To Our Clients:

     Enclosed is a Prospectus, dated ________, 2002, of Marsh & McLennan Companies, Inc., Delaware (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its registered 5.375% Senior Notes due 2007 (the "2007 Exchange Notes"), for a like principal amount of its issued and outstanding 5.375% Senior Notes due 2007 (the "2007 Restricted Notes") and its registered 6.25% Senior Notes due 2012 (the "2012 Exchange Notes"), for a like principal amount of its issued and outstanding 6.25% Senior Notes due 2012 (the "2012 Restricted Notes"). The 2007 Exchange Notes and the 2012 Exchange Notes are referred to collectively as the "Exchange Notes" and the 2007 Restricted Notes and the 2012 Restricted Notes are referred to collectively as the "Restricted Notes." The exchange is made pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _______________, 2002 UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Restricted Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Restricted Notes held by us for your account. A tender of such Restricted Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Restricted Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Restricted Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Restricted Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such Exchange Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes, we will represent on behalf of such broker-dealer that the Restricted Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-

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dealer that it will deliver a prospectus meeting the requirements of the
Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



                                        Very truly yours,








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